As filed with the Securities and Exchange Commission on October 16, 2006

Registration No. 333-120944

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

Post-Effective Amendment No. 1

to

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Loudeye Corp.

(Exact name of Registrant as Specified in Its Charter)

Delaware	91-1549568
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

1130 Rainier Avenue South
Seattle, WA 98144
(206) 832-4000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Loudeye Corp. 2000 Stock Option Plan (as amended June 4, 2004)
(Full title of the plan)

President
Loudeye Corp.
1130 Rainier Avenue South
Seattle, WA 98144
(206) 832-4000
(Name, Address Including Zip Code, and Telephone Number Including Area Code, of Agent for Service)

Copies to:

Hunter Baker, Esq.
Skadden Arps Slate Meagher & Flom (UK)LLP
40 Bank Street
Canary Wharf
London E14 5DS
United Kingdom
(44) 207-519-7000

EXPLANATORY NOTE: DEREGISTRATION OF SECURITIES

Loudeye Corp., a Delaware corporation (“Loudeye”) is filing this post-effective amendment No. 1 to the registration statement on Form S-8 (Registration No. 333-120944) (the “Registration Statement”) to deregister certain shares of common stock that were registered pursuant to the Loudeye Corp. 2000 Stock Option Plan, as amended June 4, 2004 (the “Plan”). On December 2, 2004, Loudeye filied the Registration Statement with the U.S. Securities and Exchange Commission, which registered 620,000 shares of common stock of Loudeye Corp. to be offered or sold under the Plan. The Registration Statement also covered 1,000,000 additional shares of common stock that may become issuable under the Plan pursuant to a provision that provides for an increase in the number of shares authorized under the Plan. All share numbers in this post-effective amendment have been adjusted to reflect a one-for-ten reverse stock split of Loudeye’s common stock effective on May 22, 2006.

On October 16, 2006 (the “Merger Date”), pursuant to an Agreement and Plan of Merger, dated as of August 7, 2006, among Loudeye Corp., Nokia Inc., a Delaware corporation (“Nokia”), and Loretta Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Nokia (“Merger Sub”), Merger Sub merged with and into Loudeye, and Loudeye became a wholly-owned subsidiary of Nokia (the “Merger”). Loudeye intends to file a certification and notice of termination on Form 15 with respect to its Common Stock.

As a result of the Merger, Loudeye has terminated all offerings of Loudeye securities pursuant to its existing registration statements, including the Registration Statement. Accordingly, pursuant to the undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, Loudeye is filing this post-effective amendment No. 1 to the Registration Statement to deregister all the shares of Loudeye’s common stock covered by the Registration Statement which remain unissued on the Merger Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment no. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on October 16, 2006.

Loudeye Corp.

By:	/s/ Esa Kaunistola Esa Kaunistola President

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment no. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Leena Siirala	Secretary and Director	October 16, 2006
/s/ Esa Kaunistola	President and Director	October 16, 2006
/s/ Hannu Mustonen	Treasurer and Director	October 16, 2006